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                       June 21, 2024

       Liu Jia
       Chief Financial Officer
       Recon Technology, Ltd
       Room 601, No. 1 Shui   an South Street
       Chaoyang District, Beijing 100012
       People   s Republic of China

                                                        Re: Recon Technology,
Ltd
                                                            Form 20-F for the
Fiscal Year ended June 30, 2023
                                                            Filed October 30,
2023
                                                            File No. 001-34409

       Dear Liu Jia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation